Exhibit 99.1

FINISH LINE REPORTS FOURTH QUARTER AND FISCAL YEAR RESULTS

•	30 basis point decrease in SG&A expense for the fourth quarter
•	8% decrease in inventory per square foot versus last year
•	$115.9 million of cash and short-term investments and no interest-bearing debt

INDIANAPOLIS—March 27, 2009—The Finish Line, Inc. (the “Company”) (NASDAQ:FINL) announced results for the fourth quarter representing the thirteen weeks ended February 28, 2009 (the “fourth quarter” or “Q4”) and the fifty-two week fiscal year ended February 28, 2009 (“Fiscal 2009”).

Glenn S. Lyon, Chief Executive Officer of the Company, stated, “I am pleased to report that, while the quarter remained challenging, we delivered significantly improved fiscal year results despite the difficult operating environment.  Excluding impairment and terminated merger costs, our Fiscal 2009 income from continuing operations increased 41% compared to last fiscal year.  Also, our gross profit was up 70 basis points for Fiscal 2009. While we still have work to do, these results show that we are taking the right actions to weather the challenges our industry is facing and are better positioning the Company to drive even stronger results as consumers regain their confidence.”

FOURTH QUARTER RESULTS:

For the fourth quarter, consolidated net sales decreased 4.9% to $364.1 million compared to $382.8 million reported for the thirteen weeks ended March 1, 2008 (“Q4 LY”).  Consolidated comparable store net sales decreased 3.9%.  By concept, Finish Line comparable store net sales decreased 2.3% and Man Alive comparable store net sales decreased 25.0%.

For Q4, the Company reported a loss from continuing operations of $1.2 million compared to a loss from continuing operations of $39.0 million for Q4 LY. The Company’s fourth quarter results include pre-tax non-cash impairment charges of $32.6 million and pre-tax income of $2.1 million relating to the final resolution of transaction expenses associated with the terminated merger. The pre-tax non-cash impairment charges consisted of $12.1 million for goodwill and tradename acquired as part of the Man Alive acquisition in January 2005, $14.4 million for the write-down of 55 underperforming Man Alive stores’ assets and $6.1 million for the write-down of 17 underperforming Finish Line stores’ assets. Q4 LY results include a charge for expenses incurred in connection with the Genesco settlement and a non-cash impairment charge.

Excluding these items, Q4 income from continuing operations was $19.6 million, or $0.36 per diluted share, as compared to $21.3 million, or $0.45 per diluted share for Q4 LY.  This represents a $1.7 million decrease in non-GAAP income from continuing operations or 8.0%. A reconciliation of these GAAP to non-GAAP financial measures is found in the table at the end of the release.

Diluted weighted average shares outstanding were 54.0 million for Q4, a 14.3% increase versus 47.3 million for Q4 LY, which reflects the 6.5 million shares issued March 7, 2008 in connection with the previously announced settlement related to the terminated merger.

Merchandise inventories on a consolidated basis were $239.4 million at February 28, 2009 compared to $268.3 million at March 1, 2008.  As of February 28, 2009, consolidated inventories decreased 8% on a per square foot basis compared to March 1, 2008.  By concept, Finish Line inventories decreased 8% and Man Alive inventories decreased 16% compared to one year ago.

FULL YEAR RESULTS:

For Fiscal 2009, consolidated net sales were $1.262 billion versus $1.277 billion for the fifty-two weeks ended March 1, 2008 (“Fiscal 2008”). Consolidated comparable store net sales decreased 0.4%. By concept, Finish Line comparable store net sales increased 0.3% and Man Alive comparable store net sales decreased 11.7%.

For Fiscal 2009, the Company reported income from continuing operations of $4.0 million as compared to a loss from continuing operations of $48.5 million for Fiscal 2008. The Company’s Fiscal 2009 results include non-cash impairment charges along with income relating to the final resolution of transaction expenses associated with the terminated merger, as discussed above.  Fiscal 2008 results include a charge for expenses incurred in connection with the Genesco settlement and a non-cash impairment charge.

Excluding these items, Fiscal 2009 income from continuing operations was $24.9 million, or $0.46 per diluted share, as compared to $17.7 million, or $0.37 per diluted share for Fiscal 2008.  This is an increase of $7.2 million or 40.8%. A reconciliation of these GAAP to non-GAAP financial measures is found in the table at the end of the release.

Diluted weighted average shares outstanding were 54.5 million for Fiscal 2009, a 15.4% increase versus 47.2 million for Fiscal 2008, which reflects the 6.5 million shares issued March 7, 2008 in connection with the previously announced settlement.

CONFERENCE CALL:

The Company is hosting a live conference call at 8:30 am (ET) on Friday, March 27th.  Interested parties may participate in the call by calling 1-660-422-4970 (conference leader is Steve Schneider and conference ID# is 89403600).  Those interested in listening to the call on the web can do so at www.finishline.com.

Interested parties may access a replay of the live conference call by calling 1-706-645-9291 (Conference ID# 89403600).  This replay will be available commencing at approximately 9:45 am (ET) on Friday, March 27th and will remain available through March 30th.  In addition, the replay will be available on the web at www.finishline.com.

ANNUAL MEETING DATE:

The Company’s Board of Directors has established July 23, 2009 as the 2009 Annual Meeting date and May 22, 2009 as the record date for such Annual Meeting.

The Company has experienced, and expects to continue to experience, significant variability in net sales, net income (loss) and comparable store net sales from quarter to quarter.  Therefore, the results of the periods presented herein are not necessarily indicative of the results to be expected for any other future period or year.

Certain statements contained in this press release regard matters that are not historical facts and are forward looking statements (as such term is defined in the rules promulgated pursuant to the Securities Act of 1933, as amended). Because such forward looking statements contain risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward looking statements. Factors that could cause actual results to differ materially include, but are not limited to: changing consumer preferences; the Company’s inability to successfully market its footwear, apparel, accessories and other merchandise; price, product and other competition from other retailers (including internet and direct manufacturer sales); the unavailability of products; the inability to locate and obtain favorable lease terms for the Company’s stores; the loss of key employees; the effect of economic conditions including conditions resulting from the current turmoil in the financial services industry, depressed demand in the housing market and unemployment rates; management of growth, the outcome of litigation, and the other risks detailed in the Company’s Securities and Exchange Commission filings.  The Company undertakes no obligation to release publicly the results of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The Finish Line, Inc. is one of the largest mall-based specialty retailers operating under the Finish Line and Man Alive brand names.  The Finish Line, Inc. is publicly traded on the NASDAQ Global Select Market under the symbol FINL. As of March 27th, the Company operates 688 Finish Line stores in 47 states and online and 85 Man Alive stores in 19 states and online.  To learn more about these brands, visit www.finishline.com and www.manalive.com.

	The Finish Line, Inc.
	Consolidated Statements of Operations
	(In thousands, except per share and store data)

	Thirteen	Thirteen	Fifty-Two	Fifty-Two
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	February 28,	March 1,	February 28,	March 1,
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$364,148	$382,753	$1,262,263	$1,277,162
Cost of sales (including occupancy costs)	248,617	259,563	886,309	905,726
Gross profit	115,531	123,190	375,954	371,436

Selling, general and administrative expenses	83,451	88,862	335,160	342,234
Terminated merger-related (income) costs, net	(2,075)	81,471	(1,969)	91,354
Impairment charge	32,588	5,661	32,588	5,661
Operating income (loss)	1,567	(52,804)	10,175	(67,813)

Interest income, net	128	457	821	1,380
Income (loss) from continuing operations before income taxes	1,695	(52,347)	10,996	(66,433)

Income tax expense (benefit)	2,900	(13,305)	6,959	(17,931)
(Loss) income from continuing operations	(1,205)	(39,042)	4,037	(48,502)

Loss from discontinued operations, net of income tax benefit	(156)	(147)	(279)	(12,310)
Net (loss) income	$(1,361)	$(39,189)	$3,758	$(60,812)

(Loss) income per diluted share:
(Loss) income from continuing operations	$(0.03)	$(0.83)	$0.07	$(1.03)
Loss from discontinued operations	-	-	-	(0.26)
Net (loss) income	$(0.03)	$(0.83)	$0.07	$(1.29)

Diluted weighted average shares outstanding	54,026	47,251	54,487	47,196

Dividends declared per share	$0.030	$-	$0.090	$0.025

Number of stores open at end of period:
Finish Line			689	697
Man Alive			85	94
Total			774	791

	Condensed Consolidated Balance Sheet

		February 28,	March 1,
		2009	2008
		(Unaudited)
ASSETS
Cash, cash equivalents and short-term investments		$115,875	$72,901
Merchandise inventories, net		239,409	268,333
Other current assets		31,791	40,573
Property and equipment, net		173,119	217,834
Other assets		38,539	43,406
Total assets		$598,733	$643,047

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities		$107,838	$99,931
Terminated merger-related liabilities		-	47,129
Deferred credits from landlords		51,939	59,642
Other long-term liabilities		14,562	15,479
Shareholders' equity		424,394	420,866
Total liabilities and shareholders' equity		$598,733	$643,047

The Finish Line, Inc.
SEC REGULATION G

RECONCILIATION OF (LOSS) INCOME FROM CONTINUING OPERATIONS ON A GAAP BASIS
TO INCOME FROM CONTINUING OPERATIONS ON A NON-GAAP BASIS
(IN THOUSANDS)

	Thirteen	Thirteen	Fifty-Two	Fifty-Two
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	February 28, 2009	March 1, 2008	February 28, 2009	March 1, 2008

(Loss) income from continuing operations on a GAAP basis	$(1,205)	$(39,042)	$4,037	$(48,502)

(Subtract) Add: Terminated merger-related (income) costs, net	(1,245)	56,882	(1,181)	62,728

Add: Impairment charges	22,053	3,467	22,053	3,467

Income from continuing operations on a non-GAAP basis (a)	$19,603	$21,307	$24,909	$17,693

RECONCILIATION OF (LOSS) INCOME FROM CONTINUING OPERATIONS PER DILUTED SHARE ON A GAAP BASIS
TO INCOME FROM CONTINUING OPERATIONS PER DILUTED SHARE ON A NON-GAAP BASIS

	Thirteen	Thirteen	Fifty-Two	Fifty-Two
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	February 28, 2009	March 1, 2008	February 28, 2009	March 1, 2008
(Loss) income from continuing operations
per diluted share on a GAAP Basis	$(0.03)	$(0.83)	$0.07	$(1.03)

(Subtract) Add: Terminated merger-related (income) costs, net	(0.02)	1.21	(0.02)	1.33

Add: Impairment charges	0.41	0.07	0.41	0.07

Income from continuing operations per diluted share on a non-GAAP basis (a)	$0.36	$0.45	$0.46	$0.37

 (a)  Income from continuing operations and income from continuing operations per diluted share excluding the amounts noted above are non-GAAP financial measures.  The Company believes this information provides additional measures of performance that the Company's management, analysts and investors can use to compare core, operating results between reporting periods.

CONTACTS:
Investor Relations Contact:
Steven J. Schneider (317) 899-1022 ext. 6528
President, Chief Operating Officer & Interim CFO

Media Requests Contact:
Elise Hasbrook, (317) 899-1022 ext. 6827
Corporate Communications Manager